Exhibit 99.1
FOR IMMEDIATE RELEASE
A. SCHULMAN REPORTS RECORD SALES AND SHARPLY HIGHER NET
INCOME FOR FISCAL 2006 FIRST QUARTER
AKRON, Ohio — January 5, 2006 — A. Schulman Inc. (Nasdaq: SHLM) announced today that sales for the first fiscal quarter ended November 30, 2005 were the highest first-quarter revenues in the Company’s history. Net income for the quarter was also sharply higher compared with the same period last year.
Sales for the fiscal 2006 first quarter were $396.5 million, up $33.4 million or 9.2% over last year’s sales of $363.1 million in the comparable quarter. Tonnage was up 5.1% and higher prices and changes in product mix increased sales by 7.1%. The translation of currencies, primarily due to a weaker euro, decreased sales by $10.7 million or 3.0%.
Net income for the first fiscal quarter was $12,309,000 or $0.40 per diluted share, an increase of $5,294,000 or 75.5% over last year’s first-quarter earnings of $7,015,000 or $0.23 per diluted share. The fiscal 2006 first quarter included a tax charge of $3,070,000 or $0.10 per diluted share for the expected repatriation of approximately $180 million of funds from Europe that is planned for fiscal 2006. These funds will be used for the Company’s previously announced plan to repurchase no less than 8,750,000 shares of the Company’s common stock at a price not less than $20 per share.
In addition, the first quarter included a charge of $1,765,000 or $0.06 per diluted share for the implementation of SFAS 123(R) which now requires companies to expense stock option awards. The Company expects each of the next three fiscal 2006 quarters to include approximately $900,000 of expenses for this new accounting pronouncement.
“We were pleased with the improvement in our first-quarter earnings,” said Terry L. Haines, president and chief executive officer. “A significant improvement in income from North America was a major factor for the increase in net income for the Company.”
Net income was up due to a $6.4 million increase in gross profit resulting from higher sales, and an improvement in margins to 15.1% from 14.8% a year ago. In addition, selling, general and administrative expenses declined $368,000 after recognition of stock option expenses of $1,765,000. The primary reasons for the reduction were lower expenses for Sarbanes-Oxley 404 compliance costs and a reduction of $400,000 in expenses associated with a major trade show in Europe last year. In addition, foreign currency transaction expense declined by $2.0 million. The translation of foreign currencies, primarily the euro, decreased net income by $715,000 or $0.02 per share.
North American Operations
Income before interest and taxes for North America was $867,000, an increase of $4.8 million from last year’s first-quarter loss of $3.9 million. Sales were $125.4 million, an increase of $17.9 million, due to a 14.9% improvement from stronger pricing and changes in product mix. Tonnage was flat primarily because of a reduction in tonnage at A. Schulman’s Texas facility, which was shut down for approximately two weeks due to Hurricane Rita.

The major reason for the improvement in income was a 21.2% increase in gross profit margins to 13.7% compared with 11.3% a year ago. The increase was the result of a better pricing environment because of a tightening in the supply situation for the polymer industry. North American earnings were reduced by $1,655,000 for stock option expenses applicable to the implementation of SFAS 123(R).
European and Asian Operations
European income, including Asia, before interest and taxes was $22.5 million, up $4.2 million or 22.9% over the results for the comparable period last year. Sales were $271.1 million, up $15.5 million or 6.1% from the first quarter of 2005. Tonnage was up 7.5% and changes in pricing and product mix increased sales by 3.5%, but the translation effect of foreign currencies decreased sales by $12.6 million or 4.9%.
Gross profit was up $1.3 million on a $15.5 million sales increase. Margins declined to 15.8% in the fiscal 2006 first quarter, from 16.2% last year. This margin decline was attributable to an increase in the sale of products with lower margins, along with higher material costs that were not reflected in selling prices due to competitive price pressures.
A reduction in selling, general and administrative expenses of $2.8 million or 12.6% accounted for the balance of the increase in European income. The decline in expenses was attributable to lower bad debt expense, a reduction of $400,000 in expenses associated with a major trade show last year, and a $908,000 reduction in expenses because of the translation effect of foreign currencies.
Effective Tax Rate
The effective tax rate for the fiscal 2006 first quarter was higher than the statutory rate of 35% due to $3,070,000 in tax expenses for funds expected to be repatriated from Europe in fiscal 2006. Last year’s first-quarter effective rate of 48.2% exceeded the statutory rate because no tax benefits were recognized on losses in the United States. In addition, due to a change in German tax law, $1 million of additional tax costs were incurred during the first quarter of fiscal 2005.
Financing Arrangements
A. Schulman is currently evaluating new financing arrangements for its previously announced agreement to repurchase 8,750,000 shares of the Company’s common stock at no less than $20 per share. These facilities will provide new lines of credit, funds for the repatriation from Europe and any additional amounts required to complete the Company’s repurchase plan.
Business Review and Outlook
“Business was good as we approached the traditional holiday period,” Haines said. “Orders for January 2006 are quite firm, but we have noted some recent softening in prices for plastic resins. The pricing situation is volatile due to uncertainties in the energy markets and we continue to closely monitor the situation.”
The Company expects net income for the fiscal 2006 second quarter to be better than last year’s second-quarter earnings of $0.36 per share, less $0.14 per share of tax benefits recognized in the fiscal 2005 second quarter as a result of a change in Mexican tax law and the favorable settlement of a tax claim in Canada.
Conference Call on the Web
A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2006 first-quarter earnings can be accessed at 10:00 a.m. Eastern time on Friday, January 6, 2006, on the Company’s website, www.aschulman.com. An archived replay of the call will be available on the website.

About A. Schulman Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,400 people and has 15 manufacturing facilities in North America, Europe and the Asia-Pacific region. Revenues for the fiscal year ended August 31, 2005, were approximately $1.43 billion. Additional information about A. Schulman can be found on the Web at www.aschulman.com.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe”, and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:
•	Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;

•	Fluctuations in the prices of sources of energy or plastic resins and other raw materials;

•	Changes in customer demand and requirements;

•	Escalation in the cost of providing employee health care; and

•	The outcome of any legal claims known or unknown.
The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.
This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.
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A. Schulman Inc. and Its Consolidated Subsidiaries
Financial Highlights

	Three Months Ended
	November 30, 2005	November 30, 2004
	(Unaudited)

Net Sales	$396,525,000	$363,142,000
Interest and Other Income	802,000	387,000

	397,327,000	363,529,000

Cost of Sales	336,489,000	309,506,000
Other Costs and Expenses(1)	37,927,000	40,279,000
Restructuring Expense — N. America	—	204,000

	374,416,000	349,989,000

Income Before Taxes	22,911,000	13,540,000

Provision for U.S. and Foreign Income Taxes(2)	10,602,000	6,525,000

Net Income(1)(2)	$12,309,000	$7,015,000

Weighted Average Number of Shares Outstanding:
Basic	30,743,997	30,539,820
Diluted	31,097,109	31,052,653

Earnings per Share:
Basic	$0.40	$0.23
Diluted	$0.40	$0.23
Condensed Balance Sheet

	November 30, 2005	August 31, 2005
Assets
Current Assets	$592,699,000	$577,967,000
Other Assets	23,954,000	25,084,000
Net Property, Plant and Equipment	178,324,000	181,311,000

	$794,977,000	$784,362,000

Liabilities and Stockholders’ Equity
Current Liabilities	$198,366,000	$172,255,000
Long-Term Debt	48,681,000	63,158,000
Deferred Credits and Other Long-Term Liabilities, Etc.	86,418,000	86,846,000
Stockholders’ Equity	461,512,000	462,103,000

	$794,977,000	$784,362,000

(1)	The November 2005 quarter includes a charge of $1,765,000 ($.06 per share) for stock option expense related to the implementation of SFAS 123(R).

(2)	The November 2005 quarter includes a tax charge of $3,070,000 ($.10 per share) for the expected repatriation of approximately $180 million of funds from Europe planned for fiscal 2006.

Supplemental Segment Information (Unaudited)

Three months ended November 30, 2005:	North America	Europe	Other	Consolidated

Sales to unaffiliated customers	$125,426,000	$271,099,000	$—	$396,525,000

Gross profit	$17,229,000	$42,807,000	$—	$60,036,000

Income before interest and taxes	$867,000	$22,487,000	$—	$23,354,000
Interest expense, net	—	—	(443,000)	(443,000)

Income (loss) before taxes	$867,000	$22,487,000	$(443,000)	$22,911,000

Three months ended November 30, 2004:

Sales to unaffiliated customers	$107,543,000	$255,599,000	$—	$363,142,000

Gross profit	$12,120,000	$41,516,000	$—	$53,636,000

Income (loss) before interest, restructuring and taxes	$(3,898,000)	$18,302,000	$—	$14,404,000
Interest expense, net	—	—	(660,000)	(660,000)
Restructuring expense — N. America	(204,000)	—	—	(204,000)

Income (loss) before taxes	$(4,102,000)	$18,302,000	$(660,000)	$13,540,000